Attachment 77D – Policies with respect to securities investments

For Sentinel International Equity Fund, on March 30, 2011, a change in the maximum percentage of total assets that may be invested in emerging markets became effective, such that the Fund can invest up to 25% of total assets in emerging markets. Previously the maximum that could be invested in emerging markets was 20%.

For Sentinel Small Company Fund, on March 30, 2011, a change in the way small capitalization companies are defined for purposes of the nonfundamental investment policy of investing at least 80% of its net assets in small capitalization companies became effective, such that the Fund may invest at least 80% of its net assets in companies with market capitalizations, at the time of purchase, of less than $4 billion. Previously, small capitalization companies were defined as those with market capitalizations of less than $3 billion.

For Sentinel Government Securities Fund, Sentinel Short Maturity Government Fund, and Sentinel Conservative Strategies Fund, effective December 17, 2010, these Funds changed their investment policies with respect to derivatives, such that they may enter into derivative transactions in order to hedge various risks, including, interest rate risk, and for other investment purposes, such as replicating permitted investments; provided that, to the extent they invest in derivatives, they will observe the following limitations: (1) they may not enter into a derivative transaction if the effect of such transaction would be to leverage its portfolio risks; (2) when entering into derivative transactions, they will segregate cash or appropriate liquid securities in an amount equal to its current obligations under swap agreements; when an agreement provides for netting of the payments by the two parties, the Fund will segregate only the amount of its net obligation, if any, and (3) when transacting in OTC derivatives involving counterparty risk, they will deal only with counterparties that meet credit guidelines (as determined in the Adviser’s sole discretion), and will limit exposure to any counterparty such that the sum of the value of all portfolio securities held by the Fund of which the issuer is the counterparty or an affiliate of the counterparty, plus the exposure to the counterparty in respect of the OTC options, does not exceed 5% of the total assets of the Fund.

Sentinel Government Securities Fund and Sentinel Short Maturity Government Fund were, as of December 17, 2010, no longer subject to the restriction that they not hold more than 5% of their total assets in the aggregate in options on individual securities, options on securities indices, and futures contracts. In addition, these Funds’ non-fundamental policies of investing, under normal circumstances, at least 80% of their assets in government securities (with average lives of three years or less at the time of purchase, in the case of the Short Maturity Government Fund) were modified such that the Funds will invest, under normal circumstances, at least 80% of their assets in government securities (with average lives of three years or less at the time of purchase, in the case of the Short Maturity Government Fund) and related derivatives.

For the Conservative Strategies Fund, effective December 17, 2010, its investment policy of investing at least 30% of its total assets in U.S. Treasury and agency securities, mortgage-backed securities, dollar roll transactions, and investment-grade corporate bonds was eliminated. At the same time the Fund’s policy of not investing more than 35% of its total assets in U.S. dollar-denominated investment-grade bonds issued by companies located in or that conduct their business mainly in one or more foreign countries was changed to a policy of being able to invest up to 70% of its total assets in U.S. and non-U.S. sovereign government debt and U.S and non-U.S. dollar denominated investment-grade corporate bonds. At the same time the Fund’s policy of not investing more than 45% of its total assets in below investment-grade bonds, including bonds issued by companies located in or that conduct their business mainly in one or more foreign countries, was changed to a policy of being able to invest up to 70% of its total assets in U.S. dollar and non-U.S. dollar denominated bonds rated below investment grade. Finally, at the same time the Fund’s policy of not investing more than 50% of its total assets in equity or equity-related securities, including up to 10% of total assets in common stocks of established companies located in or that conduct their business mainly in one or more foreign countries, including emerging markets, was changed to a policy of being able to invest up to 100% of its total assets in equity and equity-related securities, and up to 70% of its total assets in foreign equity and equity-related securities, including emerging markets.